                                                                        EX-99.BO

                           VANGUARD TAX-MANAGED FUNDS

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         This Multiple Class Plan ("Plan") has been adopted by a majority of the Board of Trustees of Vanguard Tax-Managed Funds (the "Trust"), including a majority of the Trustees who are not interested persons of the Trust, on behalf of the Trust. This Plan pertains to three Funds of the Trust: Vanguard Tax-Managed Growth and Income Fund, Vanguard Tax-Managed Capital Appreciation Fund, and Vanguard Tax-Managed Small-Cap Fund (the "Multiple Class Funds"). Provisions of the Plan relating to Vanguard Tax-Managed Small-Cap Fund will take effect upon the effectiveness of the Fund.

 I.      SHARE CLASSES

         Each of the Multiple Class Funds will offer two classes of shares as follows:

         A.       VANGUARD TAX-MANAGED GROWTH AND INCOME FUND

                  1. Vanguard Tax-Managed Growth and Income Fund-Investor Shares (referred to herein as "Class A Shares"); and

                  2.       Vanguard Tax-Managed Growth and Income
                           Fund-Institutional Shares (referred to herein as "Class C Shares").

         B.       VANGUARD TAX-MANAGED CAPITAL APPRECIATION FUND

                  1. Vanguard Tax-Managed Capital Appreciation Fund-Investor Shares (referred to herein as "Class A Shares"); and

                  2. Vanguard Tax-Managed Capital Appreciation Fund-Institutional Shares (referred to herein as "Class C Shares").

         C.       VANGUARD TAX-MANAGED SMALL-CAP FUND

                  1. Vanguard Tax-Managed Small-Cap Fund-Investor Shares (referred to herein as "Class A Shares"); and

                  2. Vanguard Tax-Managed Small-Cap Fund-Institutional Shares (referred to herein as "Class C Shares").

II.      DISTRIBUTION ARRANGEMENTS

         For each Multiple Class Fund, the distribution arrangements will differ between Class A Shares and Class C Shares as follows:

         A.       CLASS A SHARES

                  Class A Shares will be available to all investors, but will be marketed primarily to individual investors and smaller institutional investors. At present, the minimum initial investment requirement for Class A Shares is expected to be $3,000 for most accounts and $1,000 for Uniform Gifts/Transfers to Minors Act accounts.

         B.       CLASS C SHARES

                  Class C Shares will be available only to investors who, due to the substantial size of their investments, are expected to afford the Funds certain economies of scale with respect to the servicing of their accounts. It is expected that most investors eligible for Class C Shares will be institutional entities, such as foundations, endowments, trusts, bank nominees and corporations. At present, the minimum initial investment requirement for Class C Shares is expected to be at least $10 million.

III.     SERVICE ARRANGEMENTS

         Service arrangements will differ between Class A Shares and Class C Shares of each Multiple Class Fund as follows:

         A.       CLASS A SHARES

                  Class A Shares will be serviced primarily through The Vanguard Group, Inc.'s ("Vanguard's") Individual Investor Services Group. Due to the lower minimum initial investment requirement, it is expected that Class A Shares will be held by more investors than Class C Shares. It is anticipated that the aggregate amount of account-based services(1) that are provided to Class A Shares will materially exceed the amount of such services for Class C Shares.

         B.       CLASS C SHARES

                  Class C Shares will be serviced primarily through Vanguard's Institutional Investor Services Group. Due to the higher minimum initial investment requirement, it is expected that Class C Shares will be held by fewer investors than Class A Shares. It is anticipated that the aggregate amount of account-based services that are provided to Class C Shares will be materially less than the amount of such services provided to Class A Shares.


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     (1) "Account-based services" for purposes of the Plan are defined as services provided by Vanguard on a per account basis to the Funds. Such services include transaction processing, shareholder recordkeeping and the mailing of shareholder reports, proxy materials and other items.

IV.      EXCHANGES AND CONVERSIONS

         A.       EXCHANGES

                  1.       CLASS A SHARES

                           Class A Shares may be exchanged for Class C Shares of the same Multiple Class Fund provided that all purchase eligibility requirements for Class C Shares are satisfied by the holder of Class A Shares. Class A Shares of each Multiple Class Fund may be exchanged for shares of any of the other investment companies for which Vanguard provides administrative services ("Vanguard Funds"); provided that (a) exchanges are permitted by the Vanguard Fund; (b) the investor meets all purchase eligibility requirements then imposed by the Vanguard Fund; and (c) any such exchange is permitted by the Investment Company Act of 1940, as amended ("1940 Act") and the rules, regulations and interpretations thereunder.

                  2.       CLASS C SHARES

                           Class C Shares of one Multiple Class Fund may be exchanged for Class A Shares of the same Multiple Class Fund provided that all purchase eligibility requirements for Class A shares are satisfied by the holder of Class C Shares. Class C Shares of each Multiple Class Fund may be exchanged into any Vanguard Fund; provided that (a) exchanges are permitted by such Vanguard Fund; (b) the investor meets all purchase eligibility requirements then imposed by the Vanguard Fund; and (c) any such exchanges are permitted by the 1940 Act and the rules, regulations and interpretations thereunder.

         B.       CONVERSIONS OF CLASS C SHARES INTO CLASS A SHARES

                  The Trust may convert an investor's Class C Shares into Class A Shares of the same Multiple Class Fund if such investor's account falls below the then-applicable minimum initial investment amount for Class C Shares. Any such conversion will be preceded by written notice to the investor and will be effected on the basis of the relative net asset values of Class A Shares and Class C Shares of the applicable Multiple Class Fund without the imposition of any sales load, fee or other charge.

V.       EXPENSE ALLOCATION BETWEEN CLASSES

         A.       BACKGROUND

                  The Trust is a member of The Vanguard Group of Investment Companies (the "Group"). Through their jointly-owned subsidiary, Vanguard, the Trust and the other Vanguard Funds obtain at cost virtually all of their corporate management, administrative and distribution services. Vanguard also provides investment advisory services on an at-cost basis to the Trust and certain other Vanguard Funds. Vanguard was established and operates pursuant to a Funds' Service Agreement ("Agreement") between itself and the Vanguard Funds, and pursuant to an exemptive order granted by the U.S. Securities and Exchange Commission. Vanguard's direct and indirect expenses of providing corporate management, administrative and distribution services to the Vanguard Funds are allocated among the Vanguard Funds in accordance with methods specified in the Agreement.

         B.       CLASS-SPECIFIC EXPENSES

                  1.       MARKETING AND DISTRIBUTION EXPENSES

                           Expenses associated with Vanguard's marketing and distribution activities will be allocated to the Multiple Class Funds on behalf of which the expenses were incurred by making such allocations to the Multiple Class Funds' Class A Shares and Class C Shares as if each such share class were a separate Vanguard Fund under the Agreement.

                  2.       EXPENSES FOR ACCOUNT-BASED SERVICES

                           Expenses associated with Vanguard's provision of account-based services to the Multiple Class Funds will be allocated between Class A Shares and Class C Shares of each Multiple Class Fund on the basis of the amount incurred by each such share class as follows:

                           (a)      ACCOUNT MAINTENANCE EXPENSES

                                    For each Multiple Class Fund, expenses
                  associated with the maintenance of investor accounts will be proportionately allocated between Class A Shares and Class C Shares based upon a monthly determination of (i) the percentage of total shareholder accounts represented by each class, and (ii) the percentage of total account transactions performed by Vanguard for each class. In allocating account maintenance expenses between the classes, (i) above will be given a 75% weighting and (ii) above will be given a 25% weighting.

                           (b)      LITERATURE PRODUCTION AND MAILING EXPENSES

                                    For each Multiple Class Fund, expenses
                  associated with shareholder reports, proxy materials and other literature will be allocated between Class A Shares and Class C Shares based upon the number of such items produced and mailed for each class of shares.

                  3.       OTHER CLASS SPECIFIC EXPENSES

                           Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses include the following: each class's share of Vanguard's operating expenses (not including expenses related to management of the Fund's assets allocated under subparagraph (C) below); blue sky fees; and legal fees attributable to a particular class.

         C.       FUND EXPENSES

                  1.       ASSET MANAGEMENT EXPENSES

                           For each Multiple Class Fund, expenses associated with management of the Fund's assets (including all advisory, tax preparation and custody fees) will be allocated between Class A Shares and Class C Shares on the basis of their relative net assets.

                  2.       OTHER FUND EXPENSES

                           For each Multiple Class Fund, any other expenses not described above will be allocated between Class A Shares and Class C Shares on the basis of their relative net assets.

VI.      ALLOCATION OF INCOME, GAINS AND LOSSES

         For each Multiple Class Fund, income, gains and losses will be allocated between Class A Shares and Class C Shares on the basis of their relative net assets. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. For each Multiple Class Fund, dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day, and at the same time.

VII.     VOTING AND OTHER RIGHTS

         For each Multiple Class Fund, Class A Shares and Class C Shares will each have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangements; and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ materially from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in this Plan.

VIII.    AMENDMENTS

         All material amendments to this Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.